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                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
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THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made as of the 2nd day of May, 1996, by and between RENAL TREATMENT CENTERS, INC., a Delaware corporation with offices at 1180 West Swedesford Road, Suite 300, Building 2, Berwyn, PA 19312 ("Employer") and FREDERICK C. JANSEN ("Employee").

                              W I T N E S S E T H:

WHEREAS, Employer and Employee are parties to a certain Employment Agreement, dated as of March 2, 1995 (the "Agreement"); and

WHEREAS, the parties wish to make certain changes to the Agreement, all as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Amendments.
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     a.  Section 2.3(b) is hereby amended to read in full as follows:

     "(b) For calendar year 1996, an Incentive Bonus (the "1996 Incentive Bonus") will be paid if the applicable Financial Target for 1996 (as set forth below) shall be attained or exceeded. The amount of the 1996 Incentive Bonus shall be calculated on a straight-line, sliding-scale basis ranging from 40% of Salary if the Minimum Financial Target for 1996 is achieved but not exceeded to 55% of Salary if the Maximum Financial Target is achieved. The Minimum Financial Target for 1996 shall be earnings per share of $0.81 and the Maximum Financial Target for 1996 shall be earnings per share of $0.85. In calculating whether Employer has attained the Financial Target for 1996 the amount of the 1996 Incentive Bonus shall be included and items of extraordinary gain and loss shall be excluded. Nothing in this Agreement shall prevent the Compensation Committee from awarding an Incentive Bonus for 1996 if the Minimum Financial Target is not met or from awarding an Incentive Bonus in excess of 55% of Salary for 1996 Such bonus, if any, as determined in accordance with the provisions of this Section 2.3(b) shall be paid no later than fifteen (15) days following the Compensation Committee's review and approval that such Financial Target(s) have been attained.."

     b. A new Section 2.3(c) is added to the Agreement, to read in full as follows:

     "(c) Incentive Bonuses in calendar years after 1996 need not be determined in a similar manner as the 1995 Incentive Bonus or the 1996 Incentive Bonus."

     c. Section 2.5 of the Agreement is hereby amended to read in full as follows:

     "In addition to all other compensation to be paid to Employee by Employer hereunder upon the occurrence of a Change of Control (as defined in Section 3.4 below), Employer shall cause all options ("Options") granted to Employee under Employer's stock option plans to become fully vested and exercisable immediately upon the Change of Control. In addition, Employee shall have the right exercisable by written notice to Employer upon the occurrence of a Change of Control to elect to receive, in lieu of shares of common stock of Employer (the "Company Shares") issuable upon the exercise of Options (which Options shall be canceled upon the making of the payment referred to below), an amount in cash equal to the aggregate spread between the exercise prices of the Options held by Employee, whether or not then fully vested or exercisable, and the higher of (a) the closing price per Company Share as reported on the New York Stock Exchange on the date of the Change of Control (or the last trading date prior thereto); or (b) the highest price per Company Share actually paid in connection with the Change of Control of Employer (the higher price being referred to as the "Termination Price"), but excluding from such calculation all Options the exercise price of which is in excess of the Termination Price."

     d. New Sections 2.6, 2.7, 2.8 and 2.9 are hereby added to the Agreement to read as follows:

     "2.6   Acceleration of Retirement Benefits.  In the event Employer
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terminates this Agreement for any reason other than for Material Cause (as defined in Section 3.3 below), or if Employee's employment terminates by reason of death or disability as described in Section 3.2 hereof, then in addition to amounts otherwise payable to Employee, Employer shall pay Employee, within thirty (30) days of the effective date of termination, an amount equal to the portion of Employer's contributions for the benefit of Employee under Employer's Savings Plan, or any other qualified retirement plan of Employer then in effect, that has not vested as of the date of Employee's termination, if any, plus an additional amount sufficient to satisfy Employee's federal or state income tax liability with respect to the foregoing payment and any additional amount payable pursuant to this Section 2.6, it being Employer's intention that Employee's net after tax position be identical to that which would have been obtained had Employee not been subject to any federal or state income tax liabilities with respect to payments made under this Section 2.6.

     2.7  Acceleration of Exercisability of Stock Options.  In the event
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Employee is terminated for any reason other than for Material Cause, or if
Employee's employment terminates by reason of death or disability as described in Section 3.2 hereof, then all unexercised options granted to Employee under Employer's stock option plans which would otherwise have vested within twelve
(12) months from the date of Employee's termination or which would otherwise have vested during the full Term of this Agreement, whichever is greater, shall be deemed fully vested and exercisable immediately upon Employee's termination. In determining which options shall become immediately exercisable hereunder, the then unexercisable options under each grant of options to Employee shall become exercisable.

     2.8 If Employer shall terminate the employment of Employee prior to the end of the Post Change of Control Employment Period (as defined below) for any reason other than for Material Cause, or total disability or incapacity for a period of at least six consecutive months after written notice by Employer to Employee, Employee shall be entitled to receive such payments and benefits as are specifically provided by this Agreement for a period equal to the balance of the Post Change of Control Employment Period as if such termination had not occurred. For purposes hereof "Post Change of Control Employment Period" shall mean the period following a Change of Control during which Employee shall be employed pursuant to this Agreement.

     2.9  If Employee is entitled to continue to receive salary pursuant to
Section 2.8 of this Agreement after the termination of his employment, he shall also be entitled to receive employee fringe and welfare benefits (including, but not limited to, medical insurance, disability insurance and other insurance programs) at least comparable to those to which he was entitled immediately prior to the date on which such termination occurs. If the terms of any of Employer's welfare benefit plans do not permit continued participation by Employee, Employer shall arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.

     2.10 Notwithstanding any other provision of this Agreement, in the event Employee is terminated for Material Cause or this Agreement terminates as a result of Employee's death, Employee shall not be entitled to any further compensation, bonuses or benefits under this Agreement."

     e. Section 3.3 of the Agreement is hereby amended to read in full as follows:

     "3.3  Board Discretion.  Employer may terminate this Agreement at any time,
           ----------------
whether or not for cause, if such termination is approved by the affirmative vote of a majority of the members of the Board of Directors of Employer other than Employee. In the event of any termination, other than upon death or disability pursuant to Section 3.2 above, termination following a Change of Control or termination for Material Cause, Employer shall continue to pay Employee the Salary according to the terms of Section 2.1 for a period of one
(1) year.  For purposes of this Agreement, the term "Material Cause" shall mean:
(a) conviction of a felony involving moral turpitude relating to the business of Employer and which does, in fact, adversely and directly affect the business of Employer; (b) the adjudication by a court of competent jurisdiction that Employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of Employer;
(c) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Board of Directors of Employer that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (d) persistent willful failure by Employee to fulfill his duties hereunder that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; or (e) intentional breach by Employee of Sections 4.1(b), 4.1(a) or Section 4.2 of this Agreement."

     f. The first sentence of Section 3.4 of the Agreement is hereby amended to read in full as follows:

     "In the event of any termination, other than upon death or disability pursuant to Section 3.2 above or termination for Material Cause, that occurs after a Change of Control (as defined below), Employer shall continue to pay Employee the Salary according to the terms of Section 2.1 for a period of two
(2) years from the date of the Change of Control."

     g. The first paragraph of Section 5 of the Agreement is hereby amended to read in full as follows:

     "In the event that any payment or benefit received or to be received by Employee in connection with a Change of Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by Employer, any successor to Employer or any corporation ("Affiliate") affiliated with Employer or which becomes so affiliated pursuant to the transactions resulting in a Change of Control, both within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), (collectively all such payments are hereinafter referred to as the "Total Payments")) is deemed to be an "Excess Parachute Payment" (in whole or in part) to Employee as a result of Section 280G and/or 4999 of the Code, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Employee by Employer hereunder, Employer, within thirty (30) days of the date on which the Change of Control occurs, shall pay to Employee, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the "Excess Parachute Payment" received by Employee (determined without regard to any payments made to Employee pursuant to this Section) and dividing the product so obtained by the amount obtained by subtracting the aggregate, local, state and Federal income tax rates applicable to the receipt by Employee of the "Excess Parachute Payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is Employer's intention that Employee's net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code."

     h. A new Section 12 is hereby added to the Agreement to read in its entirety as follows:

     "12.  Expense Reimbursement.  In the event that any person asserts the
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invalidity of all or any part of this Agreement and Employee incurs legal fees or out-of-pocket expenses in connection with defending the validity of all or a portion of this Agreement, Employer shall reimburse Employee for all legal fees and out-of-pocket expenses Employee so incurs."

2.   Ratification and Confirmation.  The other terms and conditions of the
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Agreement, as amended by this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.
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3.   Miscellaneous. This Amendment shall be effective as of May 2, 1996.  This
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Amendment may be executed in two or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original and in making proof of this Amendment it shall be necessary only to produce sufficient counterparts. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania, conflict of laws provisions notwithstanding.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Amendment as of the day and year first above written.

                                       RENAL TREATMENT CENTERS, INC.


                                       By:/s/ Robert L. Mayer, Jr.
                                          ------------------------
                                          Robert L. Mayer, Jr.,
                                          President and Chief Executive Officer


Witness:


/s/ Robert L. Mayer, Jr.               /s/ Frederick C. Jansen
- ------------------------               -----------------------
                                       Frederick C. Jansen